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                                                               Exhibit 99.(D)(2)

                               RREEF America, LLC
                                 320 Park Avenue
                                   Suite 1700
                             New York, NY 10022-6815

                                                               September 5, 2001


Cabot Industrial Trust
Cabot Industrial Properties, L.P.
Two Center Plaza, Suite 200
Boston Massachusetts  02108

Ladies and Gentlemen:

         We appreciate the opportunity we have had to discuss with you our interest with respect to a business combination (the "Transaction") of Cabot Industrial Trust, a Maryland trust (the "Trust") and Cabot Industrial Properties, L.P. (the "LP"), with RREEF America, LLC, a Delaware limited liability company (the "LLC"). We are contemplating the acquisition of 100% of the Trust's common shares and common and preferred shares and 100% of the LP's partnership interests (including all common and preferred units). As we have discussed, we do not intend to acquire any equity or other interest in Cabot Advisors, Inc. or any joint venture to which the Trust or the LP is a party. We have discussed a cash purchase price for the common shares of $24.00 per share. We are eager to commence with the next step in completing the transaction with the Trust and the LP.

         In order to induce the LLC to pursue a due diligence review of the Trust and the LP and enter into further discussions with the Trust and the LP regarding the Transaction and in recognition of the time and effort that the LLC will expend and the expenses that the LLC will incur in investigating the Trust's and the LP's businesses and engaging in such discussions (as well as negotiating the definitive terms of the Transaction and underlying documentation and securing necessary financing to bridge the payment of the purchase price at the closing of the Transaction), the Trust, the LP and the LLC, intending to be legally bound, agree as follows:

         1. From the date of this Letter Agreement until 5:00 p.m., Pacific time, on the earlier of (i) the date of execution of a definitive agreement by the Trust, the LP and the LLC and (ii) October 21, 2001, which date may be extended by the LLC by up to an additional ten business days to the extent reasonably necessary to understand, evaluate, consider, quantify costs related to and evaluate and obtain available insurance protection with respect to environmental issues related to any real property owned directly or indirectly by the Trust or the LP (the "No-Shop Expiration Date"), neither the Trust nor the LP shall (and they shall cause their respective direct and indirect subsidiaries (collectively, the "Subsidiaries") to not and shall use their best efforts to


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cause their respective directors, officers, employees, advisors, consultants and agents (collectively, "the Agents") to not), directly or indirectly:

                  (a) solicit, initiate or engage in any discussions or negotiations with, irrespective of the person performing such solicitation, initiation or engagement, or provide any information to, or take any other action with the intent to facilitate the efforts of, any third party relating to any possible agreement (whether binding or in principle) or other arrangement involving the acquisition of all or any substantial interest in the Trust, the LP or any Subsidiary or their respective businesses (whether by way of merger, reorganization, purchase of capital stock or other securities, purchase of assets or otherwise)(each, a "Prohibited Transaction"); or

                  (b) authorize, execute, consummate or enter into any letter of intent, agreement in principle, understanding, acquisition agreement or commitment with respect to a Prohibited Transaction

Notwithstanding the foregoing clauses (a)-(b), neither the Trust, the LP, the Subsidiaries nor the Agents shall be prohibited by the terms of this Agreement from engaging in discussions or negotiations with or providing information to a third party if such third party (A) has submitted to the Trust and/or the LP a bona fide unsolicited written proposal to engage in a Prohibited Transaction with the Trust and/or the LP and (B) the board of trustees of the Trust determines in good faith that after taking into account all legal, financial and other aspects of such proposal, including the likelihood of consummation thereof and advice of the Trust's and the LP's financial advisor, such proposal is likely to be superior to the Transaction from a financial point of view to all the shareholders of the Trust (a "Superior Proposal").

         2. Upon executing this Letter Agreement, the Trust and the LP shall and shall cause each Subsidiary to (y) terminate any and all discussions it may be having regarding a Prohibited Transaction and (z) as soon as practicable notify the LLC in writing if, following the date hereof, the Trust, the LP or any Subsidiary receives a Superior Proposal or any inquiries, proposals or offers from, or requests to provide information to, any person or entity regarding a Superior Proposal or Prohibited Transaction, which notice shall contain the identity of such person or entity, the nature of the Superior Proposal submitted or the Prohibited Transaction inquired about, proposed or offered, or the information requested, and the material terms of any such Superior Proposal, inquiry, proposal or offer.

         3. In the event that (i) prior to the No-Shop Expiration Date, the Trust or the LP receives a Superior Proposal from a third party and at any time through the end of the sixth month after the No-Shop Expiration Date the Trust and/or the LP consummate, or enter into a definitive agreement relating to, a Prohibited Transaction, (ii) anything contained in the Confidentiality Agreement (as defined below) to the contrary notwithstanding, on or prior to the No-Shop Expiration Date, the LLC makes (and shall be deemed permitted by the Trust and the LP to make) a bona fide offer to the Trust and the LP (subject to terms and conditions to closing that are reasonable and customary for an acquisition of a publicly traded REIT) that will result in proceeds to the shareholders of the Trust, on a fully diluted basis assuming that the capitalization


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as of the date hereof and the facts and circumstances known as of the date hereof regarding the capital structure of the Trust and the LP remain materially the same, of at least $24.00 per share (subject to adjustment for issuances of equity securities of the Trust or LP in connection with capital raising transactions, but taking into account the proceeds of such issuances) or (iii) prior to the No-Shop Expiration Date, the discussions or negotiations among the Trust, the LP and the LLC are terminated by the Trust or the LP for any reason, the Trust agrees to promptly reimburse the LLC for all reasonable and documented out-of-pocket expenses that it incurs in connection with the Transaction up to a maximum amount of $8,000,000 (the "Reimbursement Amount").

         4. The Trust and the LP shall (and shall cause their respective Subsidiaries and Agents to) use their respective good faith efforts to preserve the current condition of their respective businesses.

         5. In the event that the Trust pays the Reimbursement Amount to the LLC, the LLC shall provide the Trust with all reports that third parties have prepared in connection with the Transaction (subject to the approval by such third party, which will not be unreasonably withheld) that are related to the physical and environmental aspects of the Trust's and the LP's properties; provided that in no event shall the LLC be required to provide any documents
--------
that are confidential, attorney-client privileged or otherwise contain any information regarding LLC's strategies, assessments, opinions or advice with respect to the Transaction. LLC does not warrant the accuracy or completeness of any information contained in any such report.

         6. Each of the parties hereto agree on its own behalf and on behalf of its respective affiliates and Agents to keep strictly confidential all of the terms of this Letter Agreement, the fact that discussions, negotiations or due diligence is underway or the terms any possible Transaction, unless and to the extent that disclosure (after making reasonable efforts to avoid such disclosure and after advising and consulting with the other parties hereto about the intention to make such disclosure and the proposed contents thereof) is in the reasonable view of the disclosing party, upon advice of counsel, required by applicable law.

         7. The LLC, the Trust and the LP acknowledge and agree that (a) no contract or agreement providing for the Transaction shall be deemed to exist among the Trust, the LP and the LLC unless and until a definitive agreement has been executed and delivered by the Trust, the LP, the LLC and the other parties thereto and (b) unless and until a definitive agreement between the Trust, the LP and the LLC has been executed and delivered, neither the Trust and the LP, on the one hand, nor the LLC, on the other hand, or any of their respective Agents has any legal obligation of any kind with respect to the Transaction by virtue of this Letter Agreement or any other written or oral expression with respect to the Transaction, except for the matters specifically agreed to herein and the matters contemplated by the Confidentiality Agreement dated as of May 23, 2001 (the "Confidentiality Agreement"), between the Trust and the LLC.

         8. This Letter Agreement may be signed in any number of counterparts and shall be governed by and construed in accordance with (i) the laws of the State of Maryland (without regard to principles of conflicts of laws) only with respect to the provisions in Section 1 clause


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(B) and (ii) the laws of the State of New York (without regard to principles of conflicts of laws) with respect to all other provisions contained in this agreement.

         If you are in agreement with the foregoing, please indicate your acceptance by signing below and returning an executed copy of this letter to us.

                                        Very truly yours,

                                        RREEF America, L.L.C.

                                        By:  /s/ CHARLES B. LEITNER, III
                                           -------------------------------------
                                           Name:  Charles B. Leitner, III
                                           Title: Senior Vice President

AGREED TO AND ACCEPTED
AS OF THE DATE FIRST WRITTEN ABOVE:

CABOT INDUSTRIAL TRUST


By:  /s/ FERDINAND COLLOREDO-MANSFELD
   ------------------------------------
   Name:  Ferdinand Colloredo-Mansfeld
   Title: Chairman & Chief Executive
          Officer

CABOT INDUSTRIAL PROPERTIES, L.P.


By:  /s/ FERDINAND COLLOREDO-MANSFELD
   ------------------------------------
   Name:  Ferdinand Colloredo-Mansfeld
   Title: Chairman & Chief Executive
          Officer

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